                                                                 Exhibit (a)(5)

MHP ACQUISITION CORP. _________________________________________________________

                                             DEPARTMENT 924.25    301/380-2070
                                             0400 FERNWOOD ROAD
                                             BETHESDA, MARYLAND 20817


                                                         December 23, 1996

                               RE: TENDER OFFER FOR UNITS OF MARRIOTT HOTEL
                                   PROPERTIES LIMITED PARTNERSHIP

Dear Unitholder:

  MHP Acquisition Corp. (the "Purchaser") is extending its Offer to purchase your units of limited partnership interest ("Units") in Marriott Hotel Properties Limited Partnership (the "Partnership") at a net cash price per Unit of $80,000 until Friday, January 10, 1997. As of December 20, 1996, 392 Units had been validly tendered pursuant to the Offer.

  Our Offer was originally sent to you on November 19, 1996 (the "Offer to Purchase") and was originally set to expire on December 20, 1996. Unless otherwise defined herein, capitalized terms in this letter have the same meaning as in the Offer to Purchase. The amended term of the Offer set forth below (the "Amendment") supplement and should be read in conjunction with the Offer to Purchase, which, except to the extent modified by this letter, is incorporated herein by reference.

                                 THE AMENDMENT

  OFFER EXTENDED TO FRIDAY, JANUARY 10, 1997. The Purchaser's Offer hereby is amended to extend the period of time for which the Offer is open until 6:00 p.m., New York City time, on Friday, January 10, 1997 (the "Expiration Date"). Accordingly, the Offer, proration period and withdrawal rights now will expire at such time and the sale of Units by Unitholders pursuant to the Offer will be a 1997 transaction for tax purposes. The Purchaser will continue to have the discretion to extend the Offer further. See "The Tender Offer--Section 1-- Terms of the Offer, Expiration Date and Proration."

  Units which have previously been validly tendered and not withdrawn constitute valid tenders for purposes of the Offer as amended. In order to tender your Units pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date, as amended by this letter. See "The Tender Offer--Section 3--Procedures for Accepting the Offer and Tendering Units." The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition and the Limited Partners Consent Condition.

  The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer. As an update to our previous disclosure, the holder of a
 .5 Unit, who is an officer of the Parent and who will be leaving his position at the end of the year, has advised the Parent that he is undecided as to his vote on the proposed amendments to the Partnership Agreement and as to whether or not he will be tendering his .5 Unit. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, Trust Company of America, 7103 South Revere Parkway, Englewood, Colorado 80112-9523, phone: (800) 955-9033.

                                   * * * * *
  A supplement to the Question and Answer Sheet previously sent to you is being furnished with this letter to provide answers to certain questions relevant to extending the Expiration Date until January 10, 1997. If you have any questions about the Offer, or need help in completing the Letter of Transmittal, please call the Information Agent. If you have any questions regarding Partnership operations, please call Host Marriott Investor Relations at (301) 380-2070.

  We thank you for your consideration and prompt attention to this matter.

                                          Very truly yours,

                                          MHP ACQUISITION CORP.

                                          [SIGNATURE]
                                          Christopher J. Nassetta
                                          President

                                       2